Exhibit 99.1

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to our qualification and taxation as a real estate investment trust, or a REIT, and to the acquisition, ownership and disposition of our stock.  The summary is based on existing law, and is limited to investors who acquire and own shares of our stock as investment assets rather than as inventory or as property used in a trade or business.  The summary does not describe all of the particular tax considerations that might be relevant to you if you are subject to special rules under federal income tax law, for example if you are:

•                  a bank, insurance company, or other financial institution;

•                  a regulated investment company or REIT;

•                  a subchapter S corporation;

•                  a broker, dealer or trader in securities or foreign currency;

•                  a person who marks-to-market our stock for United States federal income tax purposes;

•                  a U.S. stockholder (as defined below) that has a functional currency other than the United States dollar;

•                  a person who acquires or owns our stock in connection with employment or other performance of services;

•                  a person subject to alternative minimum tax;

•                  a person who acquires or owns our stock as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction;

•                  a person who owns 10% or more (by vote or value, directly or constructively under the United States Internal Revenue Code of 1986, as amended, or the Code) of any class of our stock;

•                  a United States expatriate;

•                  a non-U.S. stockholder (as defined below) whose investment in our stock is effectively connected with the conduct of a trade or business in the United States;

•                  a nonresident alien individual present in the United States for 183 days or more during an applicable taxable year;

•                  a “qualified shareholder” (as defined in Section 897(k)(3)(A) of the Code);

•                  a “qualified foreign pension fund” (as defined in Section 897(l)(2) of the Code) or any entity wholly owned by one or more qualified foreign pension funds; or

•                  except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

The sections of the Code that govern the federal income tax qualification and treatment of a REIT and its stockholders are complex.  This section contains a summary of applicable Code provisions, related rules and regulations, and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect.  Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary.  We have received private letter rulings from the United States Internal Revenue Service, or the IRS, with respect to some but not all of the matters described in this summary, but we cannot assure you that the IRS or a court will agree with all of the statements made in this summary.  The IRS could, for example, take a different position from that described in this summary with respect to our assets, acquisitions, operations, restructurings or other matters, including with respect to matters similar to, but subsequent or unrelated to, those matters addressed in the IRS private letter rulings issued to us; furthermore, while private letter rulings from the IRS generally are binding on the IRS, we and our counsel cannot rely on the private letter rulings if applicable law has changed or if the factual representations, assumptions or undertakings made in our letter ruling requests to the IRS are untrue or incomplete in any material respect.  If successful, IRS challenges could result in significant tax liabilities for applicable parties.  In addition, this summary is not exhaustive of all possible tax considerations, and does not describe any estate, gift, state, local or foreign tax considerations.  For all these reasons, we urge you and any holder of or prospective acquiror of our stock to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of our stock.  Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this Current Report on Form 8-K.  If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

Your federal income tax consequences generally will differ depending on whether or not you are a “U.S. stockholder.”  For purposes of this summary, a “U.S. stockholder” is a beneficial owner of our stock that is:

•                  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

•                  an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to federal income taxation regardless of its source; or

•                  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. stockholder is not overridden by an applicable tax treaty.  Conversely, a “non-U.S. stockholder” is a beneficial owner of our stock other than a partnership or a U.S. stockholder.

If any entity treated as a partnership for federal income tax purposes holds our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.  Any entity or other arrangement treated as a partnership for federal income tax purposes that is a holder of our stock and the partners in such a partnership (as determined for federal income tax purposes) are urged to consult their own tax advisors about the federal income tax consequences and other tax consequences of the acquisition, ownership and disposition of our stock.

Investors considering acquiring our stock are urged to consult with their own tax advisors concerning the application of United States federal income tax laws to their particular situation as well as any consequences of the acquisition, ownership and disposition of our stock arising under the laws of any state, local or non-United States taxing jurisdiction.

Federal Income Tax Consequences of our Merger

In January 2015, our predecessor corporation merged with and into us, and in connection with that our counsel, Sullivan & Worcester LLP, opined that the merger qualified as a reorganization under Section 368(a)(1)(F) of the Code.  Accordingly, shares of our common stock and that of our predecessor corporation are generally treated as the same stock for federal income tax purposes.

Taxation as a REIT

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our 2014 taxable year.  Our REIT election, assuming continuing compliance with the then applicable qualification tests, has continued and will continue in effect for subsequent taxable years.  Although no assurance can be given, we believe that from and after our 2014 taxable year we have been organized and have operated, and will continue to be organized and to operate, in a manner that qualified and will continue to qualify us to be taxed as a REIT under the Code.

Our counsel, Sullivan & Worcester LLP, is of the opinion that, subject to the discussion below, we have been organized and have qualified for taxation as a REIT under the Code for our 2014 through 2016 taxable years, and that our current and anticipated investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code.  Our counsel’s opinions are conditioned upon the assumption that our certificate of incorporation, our storage contracts, and all other legal documents to which we have been or are a party have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this Current Report on Form 8-K, upon the accuracy and completeness of the factual matters provided to us and to our counsel by accountants and appraisers, upon private letter rulings issued to us by the IRS as to certain federal income tax matters, upon representations made by us to the IRS in connection with those rulings, and upon other representations made by us to our counsel as to certain factual matters relating to our organization and operations and our expected manner of operation.  If this assumption or a representation is inaccurate or incomplete, our counsel’s opinions may be adversely affected and may not be relied upon.  The opinions of our counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect.  Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us that we will qualify as or be taxed as a REIT for any particular year.  Any opinion of Sullivan & Worcester LLP as to our qualification or taxation as a REIT will be expressed as of the date issued.  Our counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law.  Also, the opinions of our counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by our counsel.

Our continued qualification and taxation as a REIT will depend upon our compliance on a continuing basis with various qualification tests imposed under the Code and summarized below.  Our ability to satisfy the REIT asset tests will depend in part upon our board of directors’ good faith analysis of the fair market values of our assets, some of which are not susceptible to a precise determination.  Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis.  In particular, we periodically explore and occasionally consummate merger and acquisition opportunities, and any consummated transaction (such as our acquisition of Recall Holdings Limited, or Recall) would have to be structured to manage successfully the REIT income, asset, and distribution tests given the particular size, timing, and type of transaction.  While we believe that we have satisfied and will satisfy these tests, our counsel does not review compliance with these tests on a continuing basis.  If we fail to qualify for taxation as a REIT in any year, we will be subject to federal income taxation as if we were a corporation taxed under subchapter C of the Code, or a C corporation, and our stockholders will be taxed like stockholders of regular C corporations, meaning that federal income tax generally will be applied at both the corporate and stockholder levels.  In this event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to our stockholders could be reduced or eliminated.

As a REIT, we generally are not subject to federal income tax on our net income distributed as dividends to our stockholders.  Distributions to our stockholders generally are included in their income as dividends to the extent of our available current or accumulated earnings and profits.  Our dividends generally are not entitled to the preferential tax rates on qualified dividend income, but a portion of our dividends may be treated as capital gain dividends or as qualified dividend income, all as explained below.  No portion of any of our dividends is eligible for the dividends received deduction for corporate stockholders.  Distributions in excess of our current or accumulated earnings and profits generally are treated for federal income tax purposes as returns of capital to the extent of a recipient stockholder’s basis in our stock, and will reduce this basis.

Our current or accumulated earnings and profits generally are allocated first to distributions made on our outstanding preferred stock, if any, and thereafter to distributions made on our common stock.  For these purposes, our distributions include cash distributions, any in kind distributions of property that we might make, and deemed or constructive distributions resulting from capital market activities (such as some redemptions), as described below.

Notwithstanding our qualification for taxation as a REIT and the fact that we generally will not pay federal income tax on amounts we distribute to our stockholders, we may still be subject to federal tax in the following circumstances:

•                  We will be taxed at regular corporate tax rates on any undistributed “real estate investment trust taxable income,” determined by including our undistributed net capital gains, if any;

•                  We may be subject to the corporate alternative minimum tax on our items of tax preference;

•                  If we have net income from the disposition of “foreclosure property,” as described in Section 856(e) of the Code, that is held primarily for sale to customers in the ordinary course of a trade or business or from other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate tax rate;

•                  If we have net income from “prohibited transactions” — that is, dispositions at a gain of inventory or property held primarily for sale to customers in the ordinary course of a trade or business other than dispositions of foreclosure property and other than dispositions excepted by statutory safe harbors — we will be subject to tax on this income at a 100% rate;

•                  If we fail to satisfy the 75% gross income test or the 95% gross income test described below, due to reasonable cause and not due to willful neglect, but nonetheless maintain our qualification for taxation as a REIT because of specified cure provisions, we will be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability for the taxable year;

•                  If we fail to satisfy any of the REIT asset tests described below (other than a de minimis failure of the 5% or 10% asset tests), due to reasonable cause and not due to willful neglect, but nonetheless maintain our qualification for taxation as a REIT because of specified cure provisions, we will be subject to a tax equal to the greater of $50,000 or the highest regular corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the test;

•                  If we fail to satisfy any provision of the Code that would result in our failure to qualify for taxation as a REIT (other than violations of the REIT gross income tests or violations of the REIT asset tests described below), due to reasonable cause and not due to willful neglect, we may retain our qualification for taxation as a REIT but will be subject to a penalty of $50,000 for each failure;

•                  If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed;

•                  If we acquire a REIT asset where our adjusted tax basis in the asset is determined by reference to the adjusted tax basis of the asset in the hands of a C corporation (such as (a) an asset that we held as of the effective date of our REIT election, that is, January 1, 2014 or (b) an asset that we hold in a QRS (as defined below) following the liquidation or other conversion of a former “taxable REIT subsidiary” as defined in Section 856(l) of the Code, or a TRS), under specified circumstances we may be subject to federal income taxation on all or part of the built-in gain (calculated as of the date the property ceased being owned by the C corporation) on such asset.  In addition, any depreciation recapture income that we have recognized or will recognize from and after our 2014 taxable year as a result of accounting method changes that reflect prior C corporation items has been and will be fully subject to this built-in gains tax.  We generally do not expect our occasional sale of assets to result in the imposition of a material built-in gains tax liability.  If and when we do sell assets that may have associated built-in gains tax exposure, then we make appropriate provision for the associated tax liabilities on our financial statements;

•                  If we acquire a corporation in a transaction where we succeed to its tax attributes or if we liquidate a domestic TRS, to preserve our qualification for taxation as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that acquisition or liquidation, if any, no later than the end of our taxable year in which the acquisition or liquidation occurs.  However, if we fail to do so, relief provisions would allow us to maintain our qualification for taxation as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution; and

•                  Our subsidiaries that are C corporations, including our TRSs, generally will be required to pay federal corporate income tax on their earnings, and a 100% tax may be imposed on any transaction between us and one of our TRSs that does not reflect arm’s length terms.

Other countries may impose taxes on our and our subsidiaries’ and partnerships’ assets and operations within their jurisdictions.  As a REIT, neither we nor our stockholders are expected to benefit from foreign tax credits arising from those taxes.

If we fail to qualify for taxation as a REIT in any year, then we will be subject to federal income tax in the same manner as a regular C corporation.  Further, as a regular C corporation, distributions to our stockholders will not be deductible by us, nor will distributions be required under the Code.  Also, to the extent of our current and accumulated earnings and profits, all distributions to our stockholders will generally be taxable as ordinary dividends potentially eligible for the preferential tax rates described below under the heading “—Taxation of Taxable U.S. Stockholders” and, subject to limitations in the Code, will be potentially eligible for the dividends received deduction for corporate stockholders.  Finally, we will generally be disqualified from taxation as a REIT for the four taxable years following the taxable year in which the termination is effective.  Our failure to qualify for taxation as a REIT for even one year could result in us reducing or eliminating distributions to our stockholders or in us incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate level taxes.  Relief provisions under the Code may allow us to continue to qualify for taxation as a REIT even if we fail to comply with various REIT requirements, all as described in more detail below.  However, it is impossible to state whether in any particular circumstance we would be entitled to the benefit of these relief provisions.

REIT Qualification Requirements

General Requirements.  Section 856(a) of the Code defines a REIT as a corporation, trust or association:

(1)         that is managed by one or more trustees or directors;

(2)         the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)         that would be taxable, but for Sections 856 through 859 of the Code, as a domestic C corporation;

(4)         that is not a financial institution or an insurance company subject to special provisions of the Code;

(5)         the beneficial ownership of which is held by 100 or more persons;

(6)         that is not “closely held,” meaning that during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

(7)         that meets other tests regarding the nature of its income and assets and the amount of its distributions, all as described below.

Section 856(b) of the Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.  We believe that we have met conditions (1) through (7) during each of the requisite periods ending on or before the close of our most recently completed taxable year, and that we will continue to meet these conditions in our current and future taxable years.  There can, however, be no assurance in this regard.

To help comply with condition (6), our certificate of incorporation restricts transfers of our stock that would otherwise result in concentrated ownership positions.  These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will in all cases be able to continue to satisfy, the stock ownership requirements described in condition (6).  If we comply with applicable Treasury regulations to ascertain the ownership of our outstanding stock and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6).  Accordingly, we have complied and will continue to comply with these regulations, including by requesting annually from record holders of significant percentages of our stock information regarding the ownership of our stock.  Under our certificate of incorporation, our stockholders are required to respond to these requests for information.  A stockholder that fails or refuses to comply with the request is required by Treasury regulations to submit a statement with its federal income tax return disclosing its actual ownership of our stock and other information.

For purposes of condition (6), an “individual” generally includes a natural person, a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit-sharing trust.  As a result, REIT shares owned by an entity that is not an “individual” are considered to be owned by the direct and indirect owners of the entity that are individuals (as so defined), rather than to be owned by the entity itself.  Similarly, REIT shares held by a qualified pension plan or profit-sharing trust are treated as held directly by the individual beneficiaries in proportion to their actuarial interests in such plan or trust.  Consequently, five or fewer such trusts could own more than 50% of the interests in an entity without jeopardizing that entity’s qualification for taxation as a REIT.

The Code provides that we will not automatically fail to qualify for taxation as a REIT if we do not meet conditions (1) through (6), provided we can establish that such failure was due to reasonable cause and not due to willful neglect.  Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification.  This relief provision may apply to a failure of the applicable conditions even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

Our Wholly Owned Subsidiaries and Our Investments Through Partnerships.  Except in respect of TRSs as described below, Section 856(i) of the Code provides that any corporation, 100% of whose stock is held by a REIT and its disregarded subsidiaries, is a qualified REIT subsidiary and shall not be treated as a separate corporation for United States federal income tax purposes.  The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT’s.  We believe that each of our direct and indirect wholly owned subsidiaries, other than the TRSs described below (and entities owned in whole or in part by the TRSs), will be either a qualified REIT subsidiary within the meaning of Section 856(i) of the Code or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under Treasury regulations issued under Section 7701 of the Code, each such entity referred to as a QRS.  Thus, in applying all of the REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our QRSs are treated as ours, and our investment in the stock and other securities of such QRSs will be disregarded.

We have invested and may in the future invest in real estate through one or more entities that are treated as partnerships for federal income tax purposes.  In the case of a REIT that is a partner in a partnership, Treasury regulations under the Code provide that, for purposes of the REIT qualification requirements regarding income and assets described below, the REIT is generally deemed to own its proportionate share, based on respective capital interests, of the income and assets of the partnership (except that for purposes of the 10% value test, described below, the REIT’s proportionate share of the partnership’s assets is based on its proportionate interest in the equity and specified debt securities issued by the partnership).  In addition, for these purposes, the character of the assets and items of gross income of the partnership generally remains the same in the hands of the REIT.  In contrast, for purposes of the distribution requirement described below, a REIT must take into account as a partner its share of the partnership’s income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the Code.

Taxable REIT Subsidiaries.  We are permitted to own any or all of the securities of a TRS, provided that no more than 25% of the total value of our assets, at the close of each quarter, is comprised of our investments in the stock or other securities of our TRSs and any other nonqualifying assets.  Beginning with our 2018 taxable year, in addition to this overall 25% nonqualifying asset rule, no more than 20% of the total value of our assets, at the close of each quarter, may be comprised of our investments in the stock or other securities of our TRSs.  We have received a private letter ruling from the IRS that a loan to a TRS of ours that is adequately secured by the TRS’s real estate or interests in real property will not be treated as a security for purposes of this TRS ownership limitation.  Very generally, a TRS is a subsidiary corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with its parent REIT to be treated as a TRS.  Our ownership of stock and other securities in TRSs is exempt from the 5% asset test, the 10% vote test and the 10% value test described below.  In addition, any corporation (other than a REIT) in which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities of such corporation will automatically be treated as a TRS.  Subject to the discussion below, we believe that we and each of our TRSs have complied with, and will continue to comply with, the requirements for TRS status at all times during which we intend for the subsidiary’s TRS election to be in effect, and we believe that the same will be true for any TRS that we later form or acquire.

Our TRSs are taxed as C corporations that are separate from us.  As regular C corporations, TRSs may generally utilize net operating losses and other tax attribute carry-forwards to reduce or otherwise eliminate federal income tax liability in a given taxable year.  Net operating losses and other carry-forwards are subject to limitations, including limitations imposed under Section 382 of the Code following an “ownership change” (as defined in applicable Treasury regulations).  As a result, there can be no assurance that our TRSs will be able to utilize, in full or in part, any net operating losses or other carry-forwards that they have generated or may generate in the future.

As described below, TRSs can perform services for our tenants without disqualifying the rents and services fees that we receive from those tenants under the 75% gross income test or the 95% gross income test described below.  Moreover, because our TRSs are taxed as C corporations that are separate from us, their assets, liabilities and items of income, deduction and credit generally are not imputed to us for purposes of the REIT qualification requirements described in this summary.  Therefore, our TRSs may generally undertake third-party management and development activities and activities not related to real estate.

Restrictions and sanctions, such as deduction limitations and excise taxes, are imposed on TRSs and their affiliated REITs to ensure that the TRSs will be subject to an appropriate level of federal income taxation.  For example, a TRS may not deduct interest paid in any year to an affiliated REIT to the extent that the interest payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year.  However, the TRS may carry forward the disallowed interest expense to a succeeding year, and deduct the interest in that later year subject to that year’s 50% adjusted taxable income limitation.  In addition, if a TRS pays interest, rent or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm’s length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment.  Further, if in comparison to an arm’s length transaction, a third-party tenant has overpaid rent to the REIT in exchange for underpaying the TRS for services rendered, and if the REIT has not adequately compensated the TRS for services provided to or on behalf of the third-party tenant, then the REIT may be subject to an excise tax equal to 100% of the undercompensation to the TRS.  A safe harbor exception to this excise tax applies if the TRS has been compensated at a rate at least equal to 150% of its direct cost in furnishing or rendering the service.  Finally, beginning with our 2016 taxable year, the 100% excise tax also applies to the underpricing of services provided by a TRS to its affiliated REIT in contexts where the services are unrelated to services for REIT tenants.  Based on our transfer pricing analyses, we believe that our TRSs have received and will continue to receive at least arm’s length compensation from our tenants or from us for the services they provide to our tenants or us.  There can be no assurance that arrangements involving our TRSs will not result in the imposition of one or more of these deduction limitations or excise taxes, but we do not believe that we or our TRSs are or will be subject to these impositions.

Our Assets as Real Property.  Treasury regulations define “real property” for purposes of Section 856 of the Code to mean land or improvements thereon, such as buildings or other inherently permanent structures thereon, including items which are structural components of such buildings or structures.  The term “real property” includes both property located within and outside of the United States.  Local law definitions are not controlling as to what constitutes “real property.”

We received a private letter ruling from the IRS that our steel racking structures are real property for purposes of Section 856 of the Code.  This ruling is consistent with prior administrative and judicial precedent involving building structures and building systems, as well as subsequently finalized Treasury regulations defining real property.  Accordingly, we believe that substantially all of our facilities and improvements, including our steel racking structures, are properly treated as real property for purposes of Section 856 of the Code.

In administrative pronouncements spanning several decades, including in the Treasury regulations, the IRS has concluded that “interests in real property” properly include intangibles such as voting rights and goodwill that derive their value from and are inseparable from real property and real property rental revenues.  Consistent with this prior administrative practice, we received a private letter ruling from the IRS that the portions of our intangible assets that are derived from and inseparable from our real property and our storage rental business, as opposed to our TRSs’ service businesses, are “interests in real property” for purposes of Section 856 of the Code.  This ruling is consistent with subsequently finalized Treasury regulations defining real property.  Accordingly, we believe that the portions of our intangible assets determined by our board of directors to be derived from and inseparable from our real property and our storage rental business are and will remain “interests in real property” or “real property” for purposes of Section 856 of the Code.

Further, although there can be no assurance in this regard, we believe that our loans that are intended to be mortgages on real property for purposes of the REIT income and asset tests described below have in fact so qualified and will continue to qualify, to the extent that those loans are directly secured by real property or are indirectly and ultimately secured by real property pursuant to IRS guidance articulated in Revenue Ruling 80-280.

Income Tests.  There are two gross income requirements for qualification for taxation as a REIT under the Code:

•                  At least 75% of our gross income for each taxable year (excluding: (a) gross income from sales or other dispositions of property subject to the 100% tax on prohibited transactions; (b) any income arising from “clearly identified” hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from “clearly identified” hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% gross income test or the 95% gross income test (or any property that generates such income or gain); (d) beginning with our 2016 taxable year, any income from “clearly identified” hedging transactions that we enter into to manage risk associated with extant, qualified hedges of liabilities or properties that have been extinguished or disposed; (e) real estate foreign exchange gain (as defined in Section 856(n)(2) of the Code); (f) income from the repurchase or discharge of indebtedness; and (g) gross income, including applicable adjustments under Section 481(a) of the Code (as described below), excludable under Section 856(c)(5)(J)(i) of the Code on account of IRS private letter rulings issued to us) must be derived from investments relating to real property, including “rents from real property” as defined under Section 856 of the Code, interest and gain from mortgages on real property or on interests in real property, income and gain from foreclosure property, gain from the sale or other disposition of real property, dividends on and gain from the sale or disposition of shares in other REITs, or amounts described under Section 856(c)(5)(J)(ii) of the Code as producing income described in Section 856(c)(3) of the Code on account of an IRS private letter ruling issued to us (but excluding in all cases any gains subject to the 100% tax on prohibited transactions).  When we receive new capital in exchange for our stock or in a public offering of our five-year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is generally also qualifying income under the 75% gross income test.

•                  At least 95% of our gross income for each taxable year (excluding: (a) gross income from sales or other dispositions of property subject to the 100% tax on prohibited transactions; (b) any income arising from “clearly identified” hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from “clearly identified” hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% gross income test or the 95% gross income test (or any property that generates such income or gain); (d) beginning with our 2016 taxable year, any income from “clearly identified” hedging transactions that we enter into to manage risk associated with extant, qualified hedges of liabilities or properties that have been extinguished or disposed; (e) passive foreign exchange gain (as defined in Section 856(n)(3) of the Code); (f) income from the repurchase or discharge of indebtedness; and (g) gross income, including applicable adjustments under Section 481(a) of the Code (as described below), excludable under Section 856(c)(5)(J)(i) of the Code on account of IRS private letter rulings issued to us) must be derived from a combination of items of real property income that satisfy the 75% gross income test described above, dividends, interest, gains from the sale or disposition of stock, securities or real property, or amounts described under Section 856(c)(5)(J)(ii) of the Code as producing income described in Section 856(c)(2) of the Code on account of an IRS private letter ruling issued to us (but excluding in all cases any gains subject to the 100% tax on prohibited transactions).

Although we will use our best efforts to ensure that the income generated by our investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.

In order to qualify as “rents from real property” under Section 856 of the Code, several requirements must be met:

•                  The amount of rent received generally must not be based on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•                  Rents do not qualify if the REIT owns 10% or more by vote or value of stock of the tenant (or 10% or more of the interests in the assets or net profits of the tenant, if the tenant is not a corporation), whether directly or after application of attribution rules.  We generally do not intend to lease property to any party if rents from that property would not qualify as “rents from real property,” but application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control.  Our certificate of incorporation generally disallows transfers or purported acquisitions, directly or by attribution, of our stock to the extent necessary to maintain our qualification for taxation as a REIT under the Code.  Nevertheless, there can be no assurance that these restrictions will be effective to prevent our qualification for taxation as a REIT from being jeopardized under the 10% affiliated tenant rule.  Furthermore, there can be no assurance that we will be able to monitor and enforce these restrictions, nor will our stockholders necessarily be aware of ownership of our stock attributed to them under the Code’s attribution rules.

•                  There is a limited exception to the above prohibition on earning “rents from real property” from a 10% affiliated tenant where the tenant is a TRS.  If at least 90% of the leased space of a property is leased to tenants other than TRSs and 10% affiliated tenants, and if the TRS’s rent to the REIT for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property (or, based on a private letter ruling that we received from the IRS, substantially comparable to the rents paid by nonaffiliated tenants for comparable space in the geographic area if there is no comparable space at that property), then otherwise qualifying rents paid by the TRS to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants.  At some of our facilities, we may lease space to a TRS so that, for example, the TRS can provide on-site services.  In any such instance, we cannot be sure that the rental relationship has qualified and will continue to qualify under the limited exception for leasing space to a TRS, and in some instances we expect that the rental relationship has not qualified and will not qualify on account of not meeting the applicable 90% test.  Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is generally determined at the time the lease with the TRS is entered into, extended, and modified, if the modification increases the rents due under the lease.  However, if a lease with a “controlled TRS” is modified and the modification results in an increase in the rents payable by the TRS, any increase will not qualify as “rents from real property.”  For purposes of this rule, a “controlled TRS” is a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock, and we believe that most or all of our TRSs have been and will remain controlled TRSs.

•                  In order for rents to qualify, we generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom we derive no income or through one of our TRSs.  There is an exception to this rule permitting a REIT to perform customary tenant services of the sort that a tax-exempt organization could perform without being considered in receipt of “unrelated business taxable income,” or UBTI, under Section 512(b)(3) of the Code.  In addition, a de minimis amount of noncustomary services provided to tenants will not disqualify income as “rents from real property” as long as the value of the impermissible tenant services does not exceed 1% of the gross income from the property.

•                  If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property qualifies as “rents from real property.”  None of the rent attributable to personal property received under a lease will qualify if this 15% threshold is exceeded.  The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented.  While this 15% test generally is applied separately to each lease of real property, Treasury regulations provide that the test may be applied on an aggregate basis at a multi-tenanted facility with substantially similar leases, such that the aggregate rents received or accrued at the facility under substantially similar leases are tested by reference to the ratio of the fair market value of all rented personal property under such leases to the total fair market value of all rented real and personal property under such leases.

•                  In addition, “rents from real property” includes both charges we receive for services customarily rendered in connection with the rental of comparable real property in the same geographical area, even if the charges are separately stated, as well as charges we receive for services provided by our TRSs when the charges are not separately stated.  Whether separately stated charges received by a REIT for services that are not geographically customary and provided by a TRS are included in “rents from real property” has not been addressed clearly by the IRS in published authorities; however, our counsel, Sullivan & Worcester LLP, is of the opinion that, although the matter is not free from doubt, “rents from real property” also includes charges we receive for services provided by our TRSs when the charges are separately stated, even if the services are not geographically customary.  Accordingly, we believe that our revenues from TRS-provided services, whether the charges are separately stated or not, qualify as “rents from real property” because the services satisfy the geographically customary standard, because the services have been provided by a TRS, or for both reasons.  Further, we have received a private letter ruling from the IRS concluding that fees we receive for storage-related services constitute “rents from real property,” and we expect our storage-related service fees to continue to so qualify.

For the reasons set forth below, we believe that, since January 1, 2014, all or substantially all of our rents and related service fees have qualified and will continue to qualify as “rents from real property” for purposes of Section 856 of the Code.

With respect to many of the services we render at our facilities, we believe that these services have been and are of the type that are usually or customarily performed in connection with the rental of storage space in the relevant geographical area and that can be performed by a tax-exempt organization without generating UBTI, and that these services thus satisfy both customary standards above so that we may provide them without utilizing a TRS.  Therefore, we believe that our provision of these customary services has not and will not cause rents and customary services revenues received with respect to our properties to fail to qualify as “rents from real property.”  Impermissible tenant services at a facility generally have been and are expected to be provided by an independent contractor or a TRS under appropriate arrangements in order to avoid jeopardizing the qualification of our storage and related services revenues as “rents from real property.”  We may provide de minimis levels of impermissible tenant services directly where the consideration we receive or accrue from such services does not materially adversely affect our ability to satisfy both the 75% and 95% gross income tests.  If, contrary to our expectation, the IRS or a court were to determine that one or more services we provide to our tenants directly (and not through an independent contractor or a TRS) are impermissible tenant services, and that the amount of gross receipts we receive that is attributable to the provision of such services during a taxable year at a facility exceeds 1% of all gross receipts we received or accrued during such taxable year with respect to that facility, then all of the rents from that facility for such taxable year will be nonqualifying income for purposes of the 75% and 95% gross income tests.  Although rents at any one facility are generally immaterial to our compliance with the 75% and 95% gross income tests, a finding by the IRS or a court of sufficient impermissible tenant services at our largest facilities or a large number of facilities could possibly jeopardize our ability to comply with the 95% gross income test, and in an extreme case possibly even with the 75% gross income test.  Under those circumstances, however, we expect that we would qualify for the gross income tests’ relief provision described below, and thereby would preserve our qualification for taxation as a REIT; however, the penalty taxes associated with this relief could be material.  In applying the above criteria, each lease of space is evaluated separately from each other lease, except that the 1% threshold for impermissible tenant services is applied on a facility-by-facility basis, as described above.

With respect to any foreign properties, we have maintained, and will continue to maintain, appropriate books and records for our foreign properties in applicable local currencies.  Accordingly, for United States federal income tax purposes, including presumably the 75% and 95% gross income tests summarized above, our income, gains and losses from our foreign operations that are not held in TRSs will generally be calculated first in the applicable local currency, and then translated into United States dollars at appropriate exchange rates as necessary.  On the periodic repatriation of monies from such foreign operations to the United States, we will be required to recognize foreign exchange gains or losses; however, we believe that the foreign exchange gains we recognize from repatriation generally will constitute “real estate foreign exchange gains” under Section 856(n)(2) of the Code, and will thus be excluded from the 75% and 95% gross income tests summarized above.

In addition, when we own interests in entities that are “controlled foreign corporations” for federal income tax purposes, we are deemed to receive our allocable share of certain income, referred to as Subpart F Income, earned by such controlled foreign corporations whether or not that income is actually distributed to us.  Numerous exceptions apply in determining whether an item of income is Subpart F Income, including exceptions for rent received from an unrelated person and derived in the active conduct of a trade or business.  Rents from real property are generally treated as earned in an active trade or business if the lessor regularly performs active and substantial management and operational functions with respect to the property while it is leased, but only if such activities are performed through the lessor’s own officers or staff of employees.  We believe that our controlled foreign corporations generally satisfy this active rental exception, and accordingly we have not recognized and do not expect to recognize material amounts of Subpart F Income.  In addition, we have received private letter rulings from the IRS that the types of Subpart F Income most likely to be recognized by us either qualify under or are excluded from the 95% gross income test.  However, we have received no ruling regarding whether other types of Subpart F Income qualify for, or are excluded from, the 95% gross income test.  In addition, we do not believe our Subpart F Income qualifies under the 75% gross income test.

Other than sales of foreclosure property, any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business, together known as dealer gains, may be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. The 100% tax does not apply to gains from the sale of property that is held through a TRS, although such income will be subject to tax in the hands of the TRS at regular corporate tax rates. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.  Sections 857(b)(6)(C) and (E) of the Code provide safe harbors pursuant to which limited sales of real property held for at least two years and meeting specified additional requirements will not be treated as prohibited transactions.  However, compliance with the safe harbors is not always achievable in practice.  There can be no assurance as to whether or not the IRS might successfully assert that one or more of our dispositions is subject to the 100% penalty tax.  Dealer gains subject to the 100% penalty tax are excluded from the 75% and 95% gross income tests, whereas dealer gains exempted from the 100% penalty tax on account of the safe harbors are considered qualifying gross income for purposes of the 75% and 95% gross income tests.

We believe that any gain from dispositions of assets that we have made, or that we might make in the future, including through any partnerships, will generally qualify as income that satisfies the 75% and 95% gross income tests to the extent that such assets qualify as real property, and will not be dealer gains or subject to the 100% penalty tax, because our general intent has been and is to:

•                  engage in the business of developing, owning, leasing and managing our existing properties and acquiring, developing, owning, leasing and managing new properties; and

•                  own and use our assets for the long-term, with only occasional dispositions.

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test in any taxable year, we may nevertheless qualify for taxation as a REIT for that year if we satisfy the following requirements:

•                  our failure to meet the test is due to reasonable cause and not due to willful neglect; and

•                  after we identify the failure, we file a schedule describing each item of our gross income included in the 75% gross income test or the 95% gross income test for that taxable year.

Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% gross income test or the amount by which we failed the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability for the taxable year.  This relief provision may apply to a failure of the applicable income tests even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the 75% and 95% gross income tests outlined above on a continuing basis beginning with our first taxable year as a REIT.

Asset Tests.  At the close of each calendar quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify for taxation as a REIT for federal income tax purposes:

•                  At least 75% of the value of our total assets must consist of “real estate assets,” defined as real property (including interests in real property and interests in mortgages on real property or on interests in real property), ancillary personal property to the extent that rents attributable to such personal property are treated as rents from real property in accordance with the rules described above (beginning with our 2016 taxable year), cash and cash items, shares in other REITs, debt instruments issued by “publicly offered REITs” as defined in Section 562(c)(2) of the Code (beginning with our 2016 taxable year), government securities and temporary investments of new capital (that is, any stock or debt instrument that we hold that is attributable to any amount received by us (a) in exchange for our stock or (b) in a public offering of our five-year or longer debt instruments, but only for the one-year period commencing with our receipt of the new capital).

•                  Not more than 25% of the value of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

•                  Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer’s securities that we own may not exceed 5% of the value of our total assets.  In addition, we may not own more than 10% of the vote or value of any one non-REIT issuer’s outstanding securities, unless the securities are “straight debt” securities or otherwise excepted as described below.  Our stock and other securities in a TRS are exempted from these 5% and 10% asset tests.

•                  Not more than 25% (20% beginning with our 2018 taxable year) of the value of our total assets may be represented by stock or other securities of TRSs.

•                  Beginning with our 2016 taxable year, not more than 25% of the value of our total assets may be represented by “nonqualified publicly offered REIT debt instruments” as defined in Section 856(c)(5)(L)(ii) of the Code.

Our counsel, Sullivan & Worcester LLP, is of the opinion that, although the matter is not free from doubt, our investments in the equity or debt of a TRS, to the extent and during the period they qualify as temporary investments of new capital, will be treated as real estate assets, and not as securities, for purposes of the above REIT asset tests.

Consistent with our private letter ruling described above as well as applicable Treasury regulations, we have developed, and our board of directors has adopted and utilized, a valuation model that determines the portions of our intangible assets that are derived from and inseparable from our real property and our storage rental business (as opposed to our TRSs’ service businesses) and that are attributable to present and future “rents from real property” as discussed above.  Accordingly, we believe that the portions of our intangible assets ultimately determined by our board of directors to be so derived and attributable are and will remain “interests in real property” or “real property” for purposes of Section 856 of the Code.  Because all or substantially all of our intangible assets (including goodwill) recorded on our financial statements, other than those allocated to our TRSs’ service businesses, relate to current and future cash flows that are generally expected to derive from, be inseparable from and qualify as “rents from real property” as discussed above, we believe that such intangibles are and will remain “interests in real property” or “real property” for purposes of Section 856 of the Code.  Following the close of each calendar quarter beginning with the first quarter of our first REIT taxable year, our board of directors has reviewed, and is expected to continue to review, internally prepared valuation presentations, prepared in accordance with the adopted valuation model, which have assisted and will assist it in determining the nature and value of the assets shown on our financial statements for purposes of the various REIT asset and income tests under Section 856 of the Code.  Upon review and due consideration of each completed quarter’s valuation presentation, our board of directors has determined, and is expected to continue to determine, to the maximum extent it is authorized and afforded discretion to determine such matters under applicable federal income tax laws (including in particular Section 856(c)(5)(A) of the Code), whether for the completed calendar quarter (a) the quantity of our intangible assets (including goodwill) that were derived from our real property and our storage rental business, as opposed to our TRSs’ service businesses, and (b) the value of our assets, including the value of our facilities, improvements (including steel racking structures and other building systems), intangibles and other assets, were such that we satisfied all of the above REIT asset tests.

The above REIT asset tests must be satisfied at the close of each calendar quarter of each taxable year as a REIT.  After a REIT meets the asset tests at the close of any quarter, it will not lose its qualification for taxation as a REIT in any subsequent quarter solely because of fluctuations in the values of its assets, including if the fluctuations are caused by changes in the foreign currency exchange rate used to value any foreign assets.  This grandfathering rule may be of limited benefit to a REIT such as us that makes periodic acquisitions of both qualifying and nonqualifying REIT assets.  When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within thirty days after the close of that quarter.

In addition, if we fail the 5% asset test, the 10% vote test or the 10% value test at the close of any quarter and we do not cure such failure within thirty days after the close of that quarter,

that failure will nevertheless be excused if (a) the failure is de minimis and (b) within six months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% asset test, the 10% vote test and the 10% value test.  For purposes of this relief provision, the failure will be de minimis if the value of the assets causing the failure does not exceed $10,000,000.  If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify for taxation as a REIT if (a) we provide the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) we pay a tax equal to the greater of (1) $50,000 or (2) the highest regular corporate tax rate imposed on the net income generated by the assets causing the failure during the period of the failure, and (d) within six months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests.  These relief provisions may apply to a failure of the applicable asset tests even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

The Code also provides an excepted securities safe harbor to the 10% value test that includes among other items (a) “straight debt” securities, (b) specified rental agreements in which payment is to be made in subsequent years, (c) any obligation to pay “rents from real property,” (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity, and (e) any security issued by another REIT.  In addition, any debt instrument issued by an entity classified as a partnership for federal income tax purposes, and not otherwise excepted from the definition of a security for purposes of the above safe harbor, will not be treated as a security for purposes of the 10% value test if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test.

We have maintained and will continue to maintain records of the value of our assets to document our compliance with the above asset tests and intend to take actions as may be required to cure any failure to satisfy the tests within thirty days after the close of any quarter or within the six month periods described above.

Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the REIT asset tests outlined above on a continuing basis beginning with our first taxable year as a REIT.

Annual Distribution Requirements.  In order to qualify for taxation as a REIT under the Code, we are required to make annual distributions other than capital gain dividends to our stockholders in an amount at least equal to the excess of:

(1)         the sum of 90% of our “real estate investment trust taxable income” and 90% of our net income after tax, if any, from property received in foreclosure, over

(2)         the amount by which our noncash income (e.g., imputed rental income or income from transactions inadvertently failing to qualify as like-kind exchanges) exceeds 5% of our “real estate investment trust taxable income.”

For these purposes, our “real estate investment trust taxable income” is as defined under Section 857 of the Code and is computed without regard to the dividends paid deduction and our net capital gain and will generally be reduced by specified corporate-level taxes that we pay (e.g., taxes on built-in gains or depreciation recapture income).

For our 2014 taxable year, a distribution of ours that was not pro rata within a class of our shares of stock entitled to a distribution, or which was not consistent with the rights to distributions among our classes of shares of stock, would have been a preferential distribution that would not have been taken into consideration for purposes of the distribution requirements, and accordingly the payment of a preferential distribution would have affected our ability to meet the distribution requirements.  Taking into account our distribution policies, we do not believe that we made any preferential distributions in our 2014 taxable year.  From and after our 2015 taxable year, the preferential distribution rule has not applied to us because we have been and expect to remain a “publicly offered REIT” (as defined in Section 562(c)(2) of the Code) that is required to file annual and periodic reports with the Securities and Exchange Commission under the United States Securities Exchange Act of 1934.

Distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration.  If a dividend is declared in October, November or December to stockholders of record during one of those months, and is paid during the following January, then for federal income tax purposes such dividend will be treated as having been both paid and received on December 31 of the prior taxable year.

The 90% distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax described below.  To the extent that we do not distribute all of our net capital gain and all of our “real estate investment trust taxable income,” as adjusted, we will be subject to federal income tax at regular corporate tax rates on undistributed amounts.  Even if we fully distribute our net capital gain and all of our “real estate investment trust taxable income,” we may be subject to the corporate alternative minimum tax on our items of tax preference.  In addition, we will be subject to a 4% nondeductible excise tax to the extent we fail within a calendar year to make required distributions to our stockholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the “grossed up required distribution” for the preceding calendar year over the amount treated as distributed for that preceding calendar year.  For this purpose, the term “grossed up required distribution” for any calendar year is the sum of our taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision.  We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax.

If we do not have enough cash or other liquid assets to meet the 90% distribution requirements, or if we so choose, we may find it necessary or desirable to arrange for a taxable distribution paid in a mix of cash and our common stock, or to arrange for new debt or equity financing to provide funds for required distributions, in order to maintain our qualification for taxation as a REIT.  We can provide no assurance that financing would be available for these purposes on favorable terms, or at all.

We may be able to rectify a failure to pay sufficient dividends for any year by paying “deficiency dividends” to stockholders in a later year.  These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.  While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements and our dividends paid deduction, it will be treated as an additional distribution to the stockholders receiving it in the year such dividend is paid.

In addition to the other distribution requirements above, to preserve our qualification for taxation as a REIT we are required to timely distribute all C corporation earnings and profits that relate to our pre-REIT period or that we inherit from acquired corporations, both as described below.

Our C Corporation History

Our Built-in Gains.  As described above, notwithstanding our qualification and taxation as a REIT, we may be subject to corporate taxation in particular circumstances.  If we recognize gain on the disposition of any REIT asset that was held by us on January 1, 2014 during the five-year period thereafter, then we will generally pay tax at the highest regular corporate tax rate on the lesser of (a) the excess, if any, of the asset’s fair market value over our adjusted tax basis in the asset, each determined on January 1, 2014, or (b) our gain recognized in the disposition.  Accordingly, any taxable disposition during such five-year period of a REIT asset we held on January 1, 2014 could be subject to this built-in gains tax.  In addition, any depreciation recapture income that we recognized from and after our 2014 taxable year as a result of accounting method changes that reflect prior C corporation items has been fully subject to this built-in gains tax.  To the extent of our gains in a taxable year that are subject to the built-in gains tax, net of any taxes paid on such gains with respect to that taxable year, our taxable dividends paid in the following year will be potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for “qualified dividends” as described below in “—Taxation of Taxable U.S. Stockholders.”  We generally do not expect our occasional sale of assets to result in the imposition of a material built-in gains tax liability.  If and when we do sell assets that may have associated built-in gains tax exposure, then we make appropriate provision for associated tax liabilities on our financial statements.

Our Earnings and Profits.  A REIT may not have any undistributed C corporation earnings and profits at the end of any taxable year.  Thus, in order to qualify for taxation as a REIT, we were required to distribute to our stockholders all of our pre-REIT accumulated earnings and profits prior to the end of our 2014 taxable year.  Absent an available relief provision, failure to have distributed these pre-REIT accumulated earnings and profits before December 31, 2014 would have resulted in our disqualification as a REIT.  We believe that we satisfied this distribution requirement through the distributions we have made.  However, there can be no assurance that, if audited, the IRS would not propose adjustments to our calculation of our undistributed pre-REIT accumulated earnings and profits.  If it is subsequently determined that we had undistributed pre-REIT accumulated earnings and profits as of the end of a taxable year (including our first taxable year as a REIT), we may be eligible for a relief provision similar to the “deficiency dividends” procedure described above.  To utilize this relief provision, we would have to pay an interest charge for the delay in distributing the undistributed earnings and profits; in addition, we would be required to distribute to our stockholders, in addition to our other REIT distribution requirements, the amount of the undistributed earnings and profits less the interest charge paid.

Acquisition Activities

Acquisitions of C Corporations.  We have engaged and may in the future engage in transactions where we acquire all of the outstanding stock of a C corporation.  From and after our first taxable year as a REIT, except to the extent we have made or do make an applicable TRS election, each of our acquired entities and their various wholly-owned corporate and noncorporate subsidiaries generally became or will become our QRSs.  Thus, after such acquisitions, all assets, liabilities and items of income, deduction and credit of the acquired and then disregarded entities have been and will be treated as ours for purposes of the various REIT qualification tests described above.  In addition, we generally have been and will be treated as the successor to the acquired and then disregarded entities’ federal income tax attributes, such as those entities’ (a) adjusted tax bases in their assets and their depreciation schedules and (b) earnings and profits for federal income tax purposes, if any.  The carryover of these attributes creates REIT implications such as built-in gains tax exposure and additional distribution requirements, as described below.  However, when we make an election under Section 338(g) of the Code, or a Section 338(g) Election, with respect to corporations that we acquire, we generally will not be subject to such attribute carryovers in respect of attributes existing prior to such election.

In addition, when we liquidate a TRS, convert a TRS to a QRS, or combine a TRS with an existing QRS, this generally constitutes a tax-free liquidation of the TRS into us, and we generally succeed to the former TRS’s tax attributes such as adjusted tax bases, depreciation schedules, and earnings and profits.  The carryover of these attributes creates REIT implications such as built-in gains tax exposure and additional distribution requirements, as described below.

Built-in Gains from C Corporations.  Notwithstanding our qualification and taxation as a REIT, under specified circumstances we may be subject to corporate taxation if we acquire a

REIT asset where our adjusted tax basis in the asset is determined by reference to the adjusted tax basis of the asset as owned by a C corporation (such as an asset that we hold in a QRS following the liquidation or other conversion of a former TRS).  For instance, we may be subject to federal income taxation on all or part of the built-in gain (calculated as of the date the property ceased being owned by the C corporation) on such an asset if we sell the asset during the five-year period beginning on the day the asset was acquired.  In addition, if any assets so acquired are depreciated as personal property rather than real property, we may file appropriate accounting method changes in order that applicable assets will be depreciated in a fashion more commensurate with their status as real property under Section 856 of the Code.  The depreciation recapture resulting under Section 481(a) of the Code from these accounting method changes will be subject to applicable corporate federal income tax liability, including under Sections 337(d) and 1374 of the Code.  To the extent of our gains in a taxable year that are subject to the built-in gains tax, net of any taxes paid on such gains with respect to that taxable year, our taxable dividends paid in the following year will be potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for “qualified dividends” as described below in “—Taxation of Taxable U.S. Stockholders.”  We generally do not expect our occasional sale of assets to result in the imposition of a material built-in gains tax liability.  If and when we do sell assets that may have associated built-in gains tax exposure, then we make appropriate provision for associated tax liabilities on our financial statements.

Earnings and Profits.  Following a corporate acquisition or a liquidation of a TRS, we must generally distribute all of the C corporation earnings and profits inherited in that transaction, if any, no later than the end of our taxable year in which the transaction occurs, in order to preserve our qualification for taxation as a REIT.  However, if we fail to do so, relief provisions would allow us to maintain our qualification for taxation as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution.  C corporation earnings and profits that we inherit are, in general, specially allocated under a priority rule to the earliest possible distributions following the event causing the inheritance, and only then is the balance of our earnings and profits for the taxable year allocated among our distributions to the extent not already treated as a distribution of C corporation earnings and profits under the priority rule.  The distribution of these earnings and profits is potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for “qualified dividends” as described below in “—Taxation of Taxable U.S. Stockholders.”  Special rules apply if we liquidate a foreign TRS, including as to the United States federal income tax bases in the assets that carry over to us, and as to the foreign earnings and profits which we must generally include as additional, recognized dividend income that counts favorably toward the 95% gross income test but not the 75% gross income test.  In general, we will be required to distribute to our stockholders as additional dividend income, by the end of our taxable year in which the liquidation or conversion occurs, the accumulated earnings and profits of the liquidated foreign TRS.  The distribution of these foreign earnings and profits from qualifying TRSs is potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for “qualified dividends” as described below in “—Taxation of Taxable U.S. Stockholders.”

Our Acquisition of Recall Holdings Limited.  We entered into a Scheme Implementation Deed with Recall, a C corporation organized in Australia, pursuant to which we acquired all of the outstanding shares of Recall in May 2016.  As we do with our other mergers and acquisitions, we developed a REIT compliance strategy for the Recall acquisition in order to manage the above REIT income, asset and distribution tests given the size, timing and structure of the acquisition.  This strategy for integrating Recall and its subsidiaries into our QRSs and TRSs, or the Recall Restructuring, is described below and is now largely completed.  In addition, we believe that for a limited one-year period much of our equity investment in Recall qualifies as a temporary investment of new capital, and thus a real estate asset (and not a security) for that one-year duration, and we received an opinion from our counsel, Sullivan & Worcester LLP, that such equity investment should so qualify.

As described above, when we acquire the stock of a C corporation that becomes our QRS or combines with an existing QRS, we are generally treated as the successor to the acquired corporation’s federal income tax attributes, such as its adjusted tax bases in its assets and its depreciation schedules; moreover, we succeed to the acquired corporation’s C corporation earnings and profits in the case of a United States corporation, and we generally realize additional dividend income in the case of the earnings and profits of a non-United States acquired corporation.  Our acquisition of Recall constituted a qualified stock purchase under Section 338 of the Code, and we made Section 338(g) Elections in respect of Recall and its principal, non-United States subsidiaries and assets such that their pre-election attributes did not carryover to us.  Accordingly, we do not expect to succeed to any material earnings and profits, dividend income, or built-in gains from those non-United States entities.  We did not, however, make Section 338(g) Elections in respect of Recall’s United States subsidiaries and assets due to the United States federal income tax liability that may have resulted from such elections.  As such, we were subject to the attendant C corporation carryover issues described below with respect to each Recall United States subsidiary that became our QRS or combined with an existing QRS as part of the Recall Restructuring.

Following our acquisition of Recall as a TRS in May 2016, we undertook measures to cause Recall’s United States subsidiaries, and some of its non-United States subsidiaries as to which Section 338(g) Elections were made, to be treated as our QRSs, with each of these QRSs having in place an accompanying TRS to perform services for tenants such that the overall arrangement was REIT compliant as described above under “—REIT Qualification Requirements.”  But Recall itself, and several of its non-United States subsidiaries, whether or not Section 338(g) Elections were made for them, will remain our TRSs for the foreseeable future.  As a result of the foregoing, we succeeded to Recall’s United States subsidiaries’ federal income tax attributes, such as their adjusted tax bases in assets, their depreciation and amortization schedules, and their C corporation earnings and profits.  The carryover of these attributes means that we also have the attendant REIT issues that accompany C corporation carryover transactions, including both built-in gains tax exposure and C corporation earnings and profits that we succeeded to and were required to distribute before the close of our 2016 taxable year.  We believe that we inherited no more than $12,000,000 of C corporation earnings and profits from Recall’s United States subsidiaries, which we have timely distributed.  In addition, some of Recall’s United States subsidiaries’ assets had been historically depreciated and amortized as personal property rather than real property, and thus appropriate accounting method changes were filed such that applicable assets are now depreciated and amortized in a fashion more commensurate with their status as real property under Section 856 of the Code.  The depreciation and amortization recapture resulting under Section 481(a) of the Code from these accounting method changes is subject to applicable corporate federal income tax liability, including under Sections 337(d) and 1374 of the Code, which we expect will subject us to no more than $50,000,000 of United States federal income tax over a period through and including 2018.  We have received a private letter ruling from the IRS that specified adjustments we recognize under Section 481(a) of the Code in respect of accounting method changes for Recall’s United States subsidiaries’ assets are excluded from our 75% and 95% gross income tests under Section 856(c)(5)(J)(i) of the Code.  Pursuant to this same private letter ruling, we are treated as having sufficient earnings and profits to fully distribute as a dividend to our stockholders the taxable income we recognize on account of this depreciation recapture.  The foregoing restructuring did not and will not materially impact our compliance with the 75% and 95% gross income tests.

Finally, in connection with divestitures required to be made in connection with our acquisition of Recall, one or more of us, Recall and our other TRSs have incurred, and may in the future incur, additional federal income tax liabilities, including built-in gains tax liabilities.

In sum, the Recall acquisition and the subsequent Recall Restructuring has not materially impacted our qualification for taxation as a REIT.

Asset Acquisitions.  From time to time, we have engaged and may in the future engage in acquisitions where we acquire storage facilities and other assets from third parties in transactions treated as asset acquisitions for federal income tax purposes.  With respect to such asset acquisitions, our general intent is to undertake structuring such that we may include the majority of acquired assets and operations in a QRS from and after the closing, though other appropriate structuring involving greater use of TRSs may also be used.  In general, we believe that such asset acquisitions have not and will not materially impact our qualification for taxation as a REIT.

Distributions to our Stockholders

As described above, we expect to make distributions to our stockholders from time to time.  These distributions may include cash distributions, in kind distributions of property, and deemed or constructive distributions resulting from capital market activities.  The United States federal income tax treatment of our distributions will vary based on the status of the recipient stockholder as more fully described below under “—Taxation of Taxable U.S. Stockholders,” “—Taxation of Tax-Exempt U.S. Stockholders,” and “—Taxation of Non-U.S. Stockholders.”

A redemption of our stock for cash only will be treated as a distribution under Section 302 of the Code, and hence taxable as a dividend to the extent of our available current or accumulated earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the shares of our stock.  The redemption for cash only will be treated as a sale or exchange if it (a) is “substantially disproportionate” with respect to the surrendering stockholder’s ownership in us, (b) results in a “complete termination” of the surrendering stockholder’s entire share interest in us, or (c) is “not essentially equivalent to a dividend” with respect to the surrendering stockholder, all within the meaning of Section 302(b) of the Code.  In determining whether any of these tests have been met, a stockholder must generally take into account shares of our stock considered to be owned by such stockholder by reason of constructive ownership rules set forth in the Code, as well as shares of our stock actually owned by such stockholder.  In addition, if a redemption is treated as a distribution under the preceding tests, then a stockholder’s tax basis in the redeemed shares of our stock generally will be transferred to the stockholder’s remaining shares of our stock, if any, and if such stockholder owns no other shares of our stock, such basis generally may be transferred to a related person or may be lost entirely.  Because the determination as to whether a stockholder will satisfy any of the tests of Section 302(b) of the Code depends upon the facts and circumstances at the time that shares of our stock are redeemed, we urge you to consult your own tax advisor to determine your particular tax treatment of any redemption.

Taxation of Taxable U.S. Stockholders

For noncorporate U.S. stockholders, to the extent that their total adjusted income does not exceed applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 15%.  For those noncorporate U.S. stockholders whose total adjusted income exceeds the applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 20%.  However, because we generally are not subject to federal income tax on the portion of our “real estate investment trust taxable income” distributed to our stockholders, dividends on our stock generally are not eligible for such preferential tax rates, except that any distribution of C corporation earnings and profits, taxed built-in gain items (including our depreciation recapture income that is subject to this tax), and recognized dividend income in respect of foreign earnings and profits from qualifying TRSs will potentially be eligible for these preferential tax rates.  These exceptions have been and are expected to be operative, including on account of the Recall Restructuring, for our 2014 through 2019 taxable years and perhaps thereafter.  As a result, our ordinary dividends are generally taxed at the higher federal income tax rates applicable to ordinary income, but some portion of our dividends for our 2014 through 2019 taxable years (and perhaps thereafter) have been and are expected to be eligible for the preferential tax rates.  To summarize, the preferential federal income tax rates for long-term capital gains and for qualified dividends generally apply to:

(1)         long-term capital gains, if any, recognized on the disposition of shares of our stock;

(2)         our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

(3)         our dividends attributable to dividend income, if any, received by us from C corporations such as domestic TRSs and qualifying foreign TRSs;

(4)         our dividends attributable to earnings and profits that we inherit from C corporations (such as during our 2016 taxable year from the Recall Restructuring); and

(5)         our dividends to the extent attributable to income upon which we have paid federal corporate income tax (such as depreciation recapture income or sale gains subject to taxes on built-in gains), net of the corporate taxes thereon.

As long as we qualify for taxation as a REIT, a distribution to our U.S. stockholders that we do not designate as a capital gain dividend generally will be treated as an ordinary income dividend to the extent of our available current or accumulated earnings and profits.  Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends generally will be taxed as long-term capital gains, as described below, to the extent they do not exceed our actual net capital gain for the taxable year.  However, corporate stockholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the Code.

In addition, we may elect to retain net capital gain income and treat it as constructively distributed.  In that case:

(1)         we will be taxed at regular corporate capital gains tax rates on retained amounts;

(2)         each U.S. stockholder will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated as a capital gain dividend;

(3)         each U.S. stockholder will receive a credit or refund for its designated proportionate share of the tax that we pay;

(4)         each U.S. stockholder will increase its adjusted basis in our stock by the excess of the amount of its proportionate share of these retained net capital gains over the U.S. stockholder’s proportionate share of the tax that we pay; and

(5)         both we and our corporate stockholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

If we elect to retain our net capital gains in this fashion, we will notify our U.S. stockholders of the relevant tax information within sixty days after the close of the affected taxable year.

If for any taxable year we designate capital gain dividends for our stockholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of stock on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of stock to the total dividends paid or made available for the year to holders of all outstanding classes of our stock.  We will similarly designate the portion of any capital gain dividend that is to be taxed to noncorporate U.S. stockholders at preferential maximum rates (including any capital gains attributable to real estate depreciation recapture that are subject to a maximum 25% federal income tax rate) so that the designations will be proportionate among all outstanding classes of our stock.

Distributions in excess of our current or accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the stockholder’s adjusted tax basis in our stock, but will reduce the stockholder’s basis in such stock.  To the extent that these excess distributions exceed a U.S. stockholder’s adjusted basis in such stock, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. stockholders at preferential maximum rates.  No U.S. stockholder may include on its federal income tax return any of our net operating losses or any of our capital losses.  In addition, no portion of any of our dividends is eligible for the dividends received deduction for corporate stockholders.

If a dividend is declared in October, November or December to stockholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year.  Also, items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its stockholders under Treasury regulations which are to be prescribed.  It is possible that these Treasury regulations will permit or require tax preference items to be allocated to our stockholders with respect to any accelerated depreciation or other tax preference items that we claim.  We may choose to allocate applicable tax preference items to our stockholders, even in the absence of such regulations.

The preferential tax rates available to noncorporate U.S. stockholders for dividend income are not available unless the stock on which an otherwise qualifying dividend is paid has been held for 61 days or more during the 121-day period beginning 60 days before the date on which the stock becomes ex-dividend.  For purposes of calculating this sixty-one day holding period, any period in which the stockholder has an option to sell, is under a contractual obligation to sell or has made and not closed a short sale of our stock, has granted certain options to buy substantially identical stock or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding our stock, will not be counted toward the required holding period.

A U.S. stockholder will generally recognize gain or loss equal to the difference between the amount realized and the stockholder’s adjusted basis in our stock that is sold or exchanged.  This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder’s holding period in the stock exceeds one year.  In addition, any loss upon a sale or exchange of our stock held for six months or less will generally be treated as a long-term capital loss to the extent of any long-term capital gain dividends we paid on such stock during the holding period.

For some U.S. stockholders, a series of distributions from us considered related under Section 1059 of the Code may be “extraordinary dividends.”  An “extraordinary dividend” is generally a dividend on a share of stock that is equal to at least 10% of a stockholder’s adjusted basis in that share of stock, or alternatively, if an election is made, is equal to at least 10% of the fair market value of that stock based on the stock’s trading price on the day before the ex-dividend date.  For some noncorporate U.S. stockholders that receive an extraordinary dividend from us, and to the extent that dividend is eligible for the preferential tax rates described above, a later sale of the underlying stock at a loss will result in long-term capital loss, regardless of the stockholder’s holding period in the stock.

U.S. stockholders who are individuals, estates or trusts are generally required to pay a 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our stock), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

If a U.S. stockholder recognizes a loss upon a disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS.  These Treasury regulations are written quite broadly, and apply to many routine and simple transactions.  A reportable transaction currently includes, among other things, a sale or exchange of stock resulting in a tax loss in excess of (a) $10 million in any single year or $20 million in a prescribed combination of taxable years in the case of stock held by a C corporation or by a partnership with only C corporation partners or (b) $2 million in any single year or $4 million in a prescribed combination of taxable years in the case of stock held by any other partnership or an S corporation, trust or individual, including losses that flow through pass through entities to individuals.  A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS’s Office of Tax Shelter Analysis.  The annual maximum penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

Noncorporate U.S. stockholders who borrow funds to finance their acquisition of our stock could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred.  Under Section 163(d) of the Code, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor’s net investment income.  A U.S. stockholder’s net investment income will include ordinary income dividend distributions received from us and, if an appropriate election is made by the stockholder, capital gain dividend distributions and qualified dividends received from us; however, distributions treated as a nontaxable return of the stockholder’s basis will not enter into the computation of net investment income.

Taxation of Tax-Exempt U.S. Stockholders

The rules governing the federal income taxation of tax-exempt entities are complex, and the following discussion is intended only as a summary of material considerations of an investment in our stock relevant to such investors.  If you are a tax-exempt stockholder, we urge you to consult with your own tax advisor to determine the impact of federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your acquisition or investment in our stock.

Our distributions made to stockholders that are tax-exempt pension plans, individual retirement accounts or other qualifying tax-exempt entities should not constitute UBTI, provided that the stockholder has not financed its acquisition of our stock with “acquisition indebtedness” within the meaning of the Code, that the stock is not otherwise used in an unrelated trade or business of the tax-exempt entity, and that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit or otherwise hold assets or conduct activities that generate excess inclusion income treated as UBTI.  Special UBTI rules under Section 856(h)(3) of the Code may apply to a trust described in Section 401(a) of the Code if it owns more than 10% by value of a class of our stock.

Taxation of Non-U.S. Stockholders

The rules governing the United States federal income taxation of non-U.S. stockholders are complex, and the following discussion is intended only as a summary of material considerations of an investment in our stock relevant to such investors.  If you are a non-U.S. stockholder, we urge you to consult with your own tax advisor to determine the impact of United States federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your acquisition or investment in our stock.

We expect that a non-U.S. stockholder’s receipt of (a) distributions from us, and (b) proceeds from the sale of our stock, will not be treated as income effectively connected with a United States trade or business and a non-U.S. stockholder will therefore not be subject to the higher tax rates and increased reporting requirements that apply to income effectively connected with a United States trade or business.  This expectation and a number of the determinations below are predicated on our stock (including our common stock) being listed on a United States national securities exchange, such as the New York Stock Exchange, or the NYSE.  Although there can be no assurance in this regard, we expect that each class of our stock has been and will remain listed on a United States national securities exchange; however, we can provide no assurance that our common stock will continue to be so listed in future taxable years or that any class of our stock that we may issue in the future will be so listed.  Moreover, although there is no definitive guidance on this issue, we expect that our common stock represented by CHESS Depository Interests listed on the Australian Securities Exchange will be treated the same as our common stock for the determinations below because they are part of a class of stock that is traded on the NYSE.

Distributions.  A distribution by us to a non-U.S. stockholder that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of our current or accumulated earnings and profits.  A distribution of this type will generally be subject to United States federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. stockholder has in the manner prescribed by the IRS demonstrated to the applicable withholding agent its entitlement to benefits under a tax treaty.  Because we cannot determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the statutory rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. stockholder that we make and do not designate as a capital gain dividend.  Notwithstanding this potential withholding on distributions in excess of our current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed the non-U.S. stockholder’s adjusted basis in our stock, and the nontaxable return of capital will reduce the adjusted basis in such stock.  To the extent that distributions in excess of our current and accumulated earnings and profits exceed the non-U.S. stockholder’s adjusted basis in our stock, the distributions will give rise to federal income tax liability only in the unlikely event that the non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or exchange of such stock, as described below under “—Dispositions of Our Stock.”  A non-U.S. stockholder may seek a refund from the IRS of amounts withheld on distributions to it in excess of our current and accumulated earnings and profits.

For so long as a class of our shares is listed on a United States national securities exchange, capital gain dividends that we declare and pay to a non-U.S. stockholder on those shares of stock, as well as dividends to a non-U.S. stockholder on those shares of stock attributable to our sale or exchange of “United States real property interests” within the meaning of Section 897 of the Code, or USRPIs, will not be subject to withholding as though those amounts were effectively connected with a United States trade or business, and non-U.S. stockholders will not be required to file United States federal income tax returns or pay branch profits tax in respect of these dividends.  Instead, these dividends will generally be treated as ordinary dividends and subject to withholding in the manner described above.

Tax treaties may reduce the withholding obligations on our distributions.  Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets specified additional conditions.  A non-U.S. stockholder must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits.  If the amount of tax withheld with respect to a distribution to a non-U.S. stockholder exceeds the stockholder’s United States federal income tax liability with respect to the distribution, the non-U.S. stockholder may file for a refund of the excess from the IRS.  Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. stockholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty.

If, contrary to our expectation, a class of our stock was not listed on a United States national securities exchange and we made a distribution on that stock that was attributable to gain from the sale or exchange of a USRPI, then a non-U.S. stockholder holding that stock would be taxed as if the distribution was gain effectively connected with a trade or business in the United States conducted by the non-U.S. stockholder.  In addition, the applicable withholding agent would be required to withhold from a distribution to such a non-U.S. stockholder, and remit to the IRS, up to 35% of the maximum amount of any distribution that was or could have been designated as a capital gain dividend.  The non-U.S. stockholder also would generally be subject to the same treatment as a U.S. stockholder with respect to the distribution (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual), would be subject to fulsome United States federal income tax return reporting requirements, and, in the case of a corporate non-U.S. stockholder, may owe the up to 30% branch profits tax under Section 884 of the Code (or lower applicable tax treaty rate) in respect of these amounts.

A special “wash sale” rule under Section 897(h)(5) of the Code may apply to a non-U.S. stockholder that owns more than 10% of a class of our stock.

Dispositions of Our Stock.  If as expected our stock is not a USRPI, then a non-U.S. stockholder’s gain on the sale of our stock generally will not be subject to United States federal income taxation or withholding.  We expect that our stock will not be a USRPI because one or both of the following exemptions will be available at all times.  First, for so long as a class of our stock is listed on a United States national securities exchange, a non-U.S. stockholder’s gain on the sale of that stock will not be subject to United States federal income taxation as a sale of a USRPI.  Second, our stock will not constitute a USRPI if we are a “domestically controlled REIT.”  A domestically controlled REIT is a REIT in which at all times during the preceding five-year period less than 50% of the fair market value of its outstanding stock was directly or indirectly held by foreign persons; for this exception to be available, it is unclear whether a new REIT like us must have been a REIT during the preceding five years and, if not, whether we are required to satisfy the foreign ownership limit with ownership history from our pre-REIT period, or whether instead the relevant period for testing foreign ownership commenced on our first day as a REIT.  From and after December 18, 2015, a person who at all relevant times holds less than 5% of a REIT’s stock that is “regularly traded” on a domestic “established securities market” is deemed to be a United States person in making the determination of whether a REIT is domestically controlled, unless the REIT has actual knowledge that the person is not a United States person.  Other presumptions apply in making the determination with respect to other classes of REIT stockholders.  As a result of applicable presumptions, we expect to be able to demonstrate from and after December 18, 2015 that we are less than 50% foreign owned.  For periods prior to December 18, 2015, we believe that we were less than 50% foreign owned, but that may not be possible to demonstrate unless and until a technical correction clarifies the statute on this point.  Accordingly, we can provide no assurance that we have been or will remain a domestically controlled REIT, particularly if that determination includes the period before December 18, 2015, when the presumptions described above may not apply unless and until a technical correction is passed.

If, contrary to our expectation, a gain on the sale of our stock is subject to United States federal income taxation (for example, because neither of the above exemptions were then available, i.e., that class of our stock was not then listed on a United States national securities exchange and we were not a domestically controlled REIT), then (a) a non-U.S. stockholder would generally be subject to the same treatment as a U.S. stockholder with respect to its gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), (b) the non-U.S. stockholder would also be subject to fulsome United States federal income tax return reporting requirements, and (c) a purchaser of that class of our stock from the non-U.S. stockholder may be required to withhold 15% of the purchase price paid to the non-U.S. stockholder and to remit the withheld amount to the IRS.

Information Reporting, Backup Withholding, and Foreign Account Withholding

Information reporting, backup withholding, and foreign account withholding may apply to distributions or proceeds paid to our stockholders under the circumstances described below.  If a stockholder is subject to backup or other United States federal income tax withholding, then the applicable withholding agent will be required to withhold the appropriate amount with respect to a deemed or constructive distribution or a distribution in kind even though there is insufficient cash from which to satisfy the withholding obligation.  To satisfy this withholding obligation, the applicable withholding agent may collect the amount of United States federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the stockholder would otherwise receive or own, and the stockholder may bear brokerage or other costs for this withholding procedure.

The backup withholding rate is currently 28%.  Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against the stockholder’s federal income tax liability, provided that such stockholder timely files for a refund or credit with the IRS. A U.S. stockholder may be subject to backup withholding when it receives distributions on our stock or proceeds upon the sale, exchange, redemption, retirement or other disposition of our stock, unless the U.S. stockholder properly executes, or has previously properly executed, under penalties of perjury an IRS Form W-9 or substantially similar form that:

•                  provides the U.S. stockholder’s correct taxpayer identification number;

•                  certifies that the U.S. stockholder is exempt from backup withholding because (a) it comes within an enumerated exempt category, (b) it has not been notified by the IRS that it is subject to backup withholding, or (c) it has been notified by the IRS that it is no longer subject to backup withholding; and

•                  certifies that it is a United States citizen or other United States person.

If the U.S. stockholder has not provided and does not provide its correct taxpayer identification number and appropriate certifications on an IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS, and the applicable withholding agent may have to withhold a portion of any distributions or proceeds paid to such U.S. stockholder.  Unless the U.S. stockholder has established on a properly executed IRS Form W-9 or substantially similar form that it comes within an enumerated exempt category, distributions or proceeds on our stock paid to it during the calendar year, and the amount of tax withheld, if any, will be reported to it and to the IRS.

Distributions on our stock to a non-U.S. stockholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. stockholder and to the IRS.  This information reporting requirement applies regardless of whether the non-U.S. stockholder is subject to withholding on distributions on our stock or whether the withholding was reduced or eliminated by an applicable tax treaty.  Also, distributions paid to a non-U.S. stockholder on our stock generally will be subject to backup withholding, unless the non-U.S. stockholder properly certifies to the applicable withholding agent its non-U.S. stockholder status on an applicable IRS Form W-8 or substantially similar form.  Information reporting and backup withholding will not apply to proceeds a non-U.S. stockholder receives upon the sale, exchange, redemption, retirement or other disposition of our stock, if the non-U.S. stockholder properly certifies to the applicable withholding agent its non-U.S. stockholder status on an applicable IRS Form W-8 or substantially similar form.  Even without having executed an applicable IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. stockholder receives upon the sale, exchange, redemption, retirement or other disposition of our stock if the non-U.S. stockholder receives those proceeds through a broker’s foreign office.

Non-United States financial institutions and other non-United States entities are subject to diligence and reporting requirements for purposes of identifying accounts and investments held directly or indirectly by United States persons.  The failure to comply with these additional information reporting, certification and other requirements could result in a 30% withholding tax on applicable payments to non-United States persons.  In particular, a payee that is a foreign financial institution that is subject to the diligence and reporting requirements described above must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report information about such accounts, and withhold 30% on applicable payments to noncompliant foreign financial institutions and account holders.  Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these requirements may be subject to different rules.  The foregoing withholding regime generally applies to payments of dividends on our stock, and is expected to generally apply to other “withholdable payments” (including payments of gross proceeds from a sale, exchange, redemption, retirement or other disposition of our stock) made after December 31, 2018.  In general, to avoid withholding, any non-United States intermediary through which a stockholder owns our stock must establish its compliance with the foregoing regime, and a non-U.S. stockholder must provide specified documentation (usually an applicable IRS Form W-8) containing information about its identity, its status, and if required, its direct and indirect United States owners.  Non-U.S. stockholders and stockholders who hold our stock through a non-United States intermediary are encouraged to consult with their own tax advisors regarding foreign account tax compliance.

Other Tax Considerations

Our tax treatment and that of our stockholders may be modified by legislative, judicial or administrative actions at any time, which actions may be retroactive in effect.  The rules dealing with federal income taxation are constantly under review by the United States Congress, the IRS and the United States Department of the Treasury, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently.  Some of these changes could have a more significant impact on us as compared to other REITs due to the nature of our business and our substantial use of TRSs.  Likewise, the rules regarding taxes other than United States federal income taxes may also be modified.  No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our stockholders.  Revisions to tax laws and interpretations of these laws could adversely affect our ability to qualify and be taxed as a REIT, as well as the tax or other consequences of an investment in our stock.  We and our stockholders may also be subject to taxation by state, local or other jurisdictions, including those in which we or our stockholders transact business or reside.  These tax consequences may not be comparable to the United States federal income tax consequences described above.